SCHEDULE 14C INFORMATION

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Federated Investors, Inc.

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FEDERATED INVESTORS, INC.
Federated Investors Tower
Pittsburgh, Pennsylvania 15222-3779

INFORMATION STATEMENT
March 20, 2003

INTRODUCTION

          This Information Statement is furnished to the shareholders (the “Shareholders”) of Federated Investors, Inc. (“Federated”) by the Board of Directors (the “Board”) in connection with the Annual Meeting of the Shareholders to be held on Wednesday, April 23, 2003 at the Westin Convention Center Pittsburgh Hotel, Allegheny Ballroom I, Third Floor, 1000 Penn Avenue, Pittsburgh, Pennsylvania, at 10:00 a.m. local time.  Action will be taken at the Annual Meeting for the election of directors and any other business that properly comes before the meeting.

          Federated has shares of both Class A Common Stock, no par value per share (the “Class A Common Stock”) and Class B Common Stock, no par value per share (the “Class B Common Stock”) issued and outstanding.  The Class B Common Stock is listed on the New York Stock Exchange under the symbol FII.  Except under certain limited circumstances, the entire voting power of Federated is vested in the holders of the outstanding shares of the Class A Common Stock.  All of the outstanding shares of Class A Common Stock are held by a Voting Shares Irrevocable Trust, dated May 31, 1989 (the “Voting Trust”), and will be voted in person at the Annual Meeting.  Accordingly, Federated is not soliciting proxies for the Annual Meeting, but is providing this Information Statement to its Shareholders in accordance with Regulation §240.14c-2 of the Securities Exchange Act of 1934 (the “Exchange Act”).

          WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

          This Information Statement is being mailed to the Shareholders on or about March 20, 2003.  Federated’s 2002 Annual Report to Shareholders accompanies this Information Statement.

VOTING SECURITIES

          Only holders of record of Class A Common Stock at the close of business on March 7, 2003 (“Record Date”) will be entitled to vote at the Annual Meeting or any adjournment or adjournments thereof.  On that date, 9,000 shares of Class A Common Stock were outstanding, all of which were held by the Voting Trust, the three trustees of which are John F. Donahue, his wife, and his son, J. Christopher Donahue, for the benefit of the members of the family of John F. Donahue.

          The presence of the holder of the Class A Common Stock, constituting all of the votes that all Shareholders are entitled to cast on the election of directors will constitute a quorum for the transaction of business at the Annual Meeting.  Any business transacted at the meeting shall be authorized upon receiving the affirmative vote of a majority of the votes cast by all Shareholders entitled to vote thereon.  Under the terms of the Voting Trust, the trustees are authorized to vote shares owned by the Voting Trust, and as a result, all of the outstanding shares of Class A Common Stock will be voted in person at the Annual Meeting.  The Voting Trust is entitled to cast one vote per share of Class A Common Stock.  Directors will be elected by a plurality of the votes cast.  Cumulative voting is not allowed.  The trustees of the Voting Trust have advised that they intend to vote in favor of all the directors nominated by the Board.

BOARD OF DIRECTORS AND ELECTION OF DIRECTORS

          The Board currently consists of eleven members.  Under Federated’s bylaws, directors are elected at each annual meeting and each director holds office until the expiration of the term of one year for which he or she was selected and until a successor is selected and qualified.

          The Board has nominated John F. Donahue, J. Christopher Donahue, Arthur L. Cherry, Thomas R. Donahue, Michael J. Farrell, John B. Fisher, James F. Getz, Eugene F. Maloney, John W. McGonigle, James L. Murdy, and Edward G. O’Connor for election as directors.  All of the nominees for director have previously served as members of the Board.

John F. Donahue Age 78

Mr. John F. Donahue was Chairman and Chief Executive Officer of Federated and a trustee of Federated Investors, a Delaware business trust (the “Trust”) prior to the May 1998 merger of the Trust into Federated, its wholly owned subsidiary (the “Merger”), and has continued as Chairman of Federated following the consummation of the Merger.  He served as President of the Trust from 1989 until 1993 and was a founder of Federated.  Mr. Donahue is Chairman or President and a director or trustee of 44 investment companies managed by subsidiaries of Federated.  Mr. Donahue is the father of J. Christopher Donahue and Thomas R. Donahue, each of whom serves as an executive officer and director of Federated.

J. Christopher Donahue Age 53

Mr. J. Christopher Donahue was a trustee of the Trust from 1989 until the Merger and has been a director of Federated since the consummation of the Merger.  He served as President and Chief Operating Officer of the Trust from 1993 until April 1998, when he became President and Chief Executive Officer and has continued in that capacity with Federated since the consummation of the Merger.  Prior to 1993, he served as Vice President of the Trust.  He is President or Executive Vice President and director, trustee or managing general partner of 44 investment companies managed by subsidiaries of Federated.  Mr. Donahue is the son of John F. Donahue and the brother of Thomas R. Donahue.

Arthur L. Cherry Age 49

Mr. Arthur L. Cherry was a trustee of the Trust from 1997 until the Merger and has been a director of Federated since the consummation of the Merger.  He is the President and Chief Executive Officer of Federated Services Company, a wholly owned subsidiary of Federated.  Prior to joining Federated in January 1997, he was a managing partner of AT&T Solutions,  former president of Scudder Services Corporation, and a managing director of Scudder, Stevens & Clark.

Thomas R. Donahue Age 44

Mr. Thomas R. Donahue was a trustee of the Trust from 1995 until the Merger and has been a director of Federated since the consummation of the Merger.  He served as Vice President of the Trust from 1993 until the Merger and currently serves as Vice President, Treasurer and Chief Financial Officer of Federated. He is President of Federated Investors Management Company, a wholly owned subsidiary of Federated.  Prior to joining Federated, Mr. Donahue was in the venture capital business and was employed by PNC Bank in its Investment Banking Division.  Mr. Donahue is the son of John F. Donahue and the brother of J. Christopher Donahue.

Michael J. Farrell Age 53

Mr. Michael J. Farrell was elected to the Board in August 1998.  He is currently the President of Farrell & Co., a merchant banking firm specializing in heavy manufacturing companies.  He has also served in  executive  capacities for MK Rail Corporation, Motor Coils Manufacturing Co. and Season-All Industries. Mr. Farrell is a Certified Public Accountant.  Mr. Farrell currently serves as a director of C-Cor.net Corp and Neenah Foundry Co. In July 2001, Mr. Farrell assumed the responsibility of CEO of Freedom Forge Corporation concurrent with its filing for protection under Chapter 11 of the U.S. Bankruptcy code. In July 2002, an affiliate of Farrell & Co. and an affiliate of Citicorp Venture Capital, Ltd. purchased substantially all of the operating assets of Freedom Forge Corporation through Standard Steel, LLC (a newly formed company). Mr. Farrell serves as Chief Executive Officer of Standard Steel, LLC.

John B. Fisher Age 46

Mr. John B. Fisher has been a director of Federated since the consummation of the Merger.  He is President–Institutional Sales Division of Federated Securities Corp., a wholly owned subsidiary of Federated, and is responsible for the distribution of Federated’s products and services to investment advisors, insurance companies, retirement plans and corporations. In addition, Mr. Fisher serves as President and director of Federated Investment Counseling, a wholly owned subsidiary of Federated involved in the management of separate accounts and sub-advised mandates.

James F. Getz Age 56

Mr. James F. Getz has been a director of Federated since the consummation of the Merger.  He serves as President – Retail Sales Division of Federated Securities Corp., a wholly owned subsidiary of Federated and is responsible for the marketing and sales efforts in the trust and broker/dealer markets.  Mr. Getz is a Chartered Financial Analyst.

Eugene F. Maloney Age 58

Mr. Eugene F. Maloney was a trustee of the Trust from 1989 until the Merger and has continued as a director of Federated since the consummation of the Merger.  He serves as a Vice President of Federated, and provides certain legal, technical and management expertise to Federated’s sales divisions, including regulatory and legal requirements relating to a bank’s use of mutual funds in both trust and commercial environments.

John W. McGonigle Age 64

Mr. John W. McGonigle was a trustee of the Trust from 1989 until the Merger and has been a director of Federated since the consummation of the Merger.  Mr. McGonigle served as Secretary of the Trust from 1989 until the Merger and continues in that capacity with Federated.  He served as Vice President of the Trust from 1989 until August 1995, when he became Executive Vice President and continues in that capacity with Federated.  Mr. McGonigle was President and CEO of Federated Investors Management Company until 1999. He is Chairman of Federated International Management Limited. Mr. McGonigle was General Counsel of Federated until 1998 when he became the Chief Legal Officer. Mr. McGonigle is Executive Vice President and Secretary of the investment companies managed by subsidiaries of Federated.

James L. Murdy Age 64

Mr. James L. Murdy was elected to the Board in August 1998.  He is currently President, Chief Executive Officer and a Director of Allegheny Technologies Incorporated, a diversified manufacturing corporation, and, prior to becoming President he served as Executive Vice President and Chief Financial Officer of Allegheny Technologies Incorporated and Allegheny Teledyne Incorporated and Executive Vice President and Chief Financial Officer of Allegheny Ludlum Corporation. Mr. Murdy is a Certified Public Accountant.

Edward G. O’Connor Age 62

Mr. Edward G. O’Connor was elected to the Board in April 2001. Since 2000, Mr. O’Connor has served as Special Counsel to the litigation department of the law firm Eckert, Seamans, Cherin & Mellott LLC (“Eckert Seamans”).  From 1973 to 1999, Mr. O’Connor was a Member of Eckert Seamans.  Mr. O’Connor’s legal practice focuses primarily on products liability and commercial litigation.

Meetings and Committees of the Board

          In 2002, the Board met on six occasions.  The Board has an Audit Committee and a Compensation Committee.  The Board does not have a Nominating Committee.

           Audit Committee

          The Audit Committee currently consists of Michael J. Farrell, James L. Murdy and Edward G. O’Connor, none of whom is an officer or employee (or former officer or employee) of Federated.  Mr. Murdy is Chairman of the Audit Committee.  The Board has adopted a written charter for the Audit Committee, a copy of which was included as part of Federated’s 2001 Information Statement. The members of the Audit Committee are “Independent”, as defined by the Listing Standards of the New York Stock Exchange.  The Audit Committee is responsible for assisting the Board in fulfilling its statutory and fiduciary responsibilities for the audit function of Federated and in monitoring its accounting and financial reporting practices; determining that Federated has adequate administrative, operational and internal accounting controls and that Federated is operating in accordance with its prescribed procedures and codes of conduct; determining that Federated has in place policies and procedures to enable it to comply with applicable laws and regulations and that such compliance is occurring; and providing general oversight for the internal and external audit function.  Its functions include recommending to the Board the appointment of independent auditors and reviewing with the internal auditors and the independent auditors their annual audit plans and monitoring their progress during the year.  In discharging its responsibilities, the Audit Committee is entitled to rely upon the reports, findings and representations of Federated’s auditors, legal counsel and responsible officers.  In 2002, the Audit Committee met on five occasions.

Audit Committee Report

          The Audit Committee (the “Committee”) oversees Federated’s financial reporting process on behalf of the Board of Directors (the “Board”).  Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.  In fulfilling its oversight responsibilities, the Committee reviewed and discussed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity and completeness of disclosures in the financial statements.

          The Committee discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of Federated’s accounting principles as applied to the financial statements and such other matters as are required to be discussed with the Committee under generally accepted auditing standards.  In addition, the Committee has received and discussed with the independent auditors the written disclosures required by the Independence Standards Board Standard No. 1 relating to the auditors’ independence from management and Federated. The Committee has considered whether the provisions of non-audit services by the independent auditors is compatible with maintaining the independent auditors’ independence.

          The Committee discussed with Federated’s internal and independent auditors the overall scope and plans for their respective audits.  The Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of Federated’s internal controls, and the overall quality of Federated’s financial reporting.

          In reliance on the reviews and discussions referred to above, the committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.  The committee also recommended to the Board the selection of Federated’s independent auditors.

Respectfully Submitted:

          James L. Murdy, Audit Committee Chairman
          Michael J. Farrell, Audit Committee Member
          Edward G. O’Connor, Audit Committee Member

           Compensation Committee

          The Compensation Committee (the “Committee”) currently consists of Michael J. Farrell,  James L. Murdy and J. Christopher Donahue as a non-voting member.  The Committee has established a sub-committee pursuant to Section 162(m) of the Internal Revenue Code (“Section 162(m)”) which consists solely of Mr. Farrell and Mr. Murdy (the “Sub-Committee). Mr. Donahue is the President and Chief Executive Officer of Federated.  Mr. Farrell is Chairman of the Committee.  This committee, and where required by Section 162(m) and Section 16 of the Securities Exchange Act, the Sub-Committee, establishes performance measures and certifies achievement, recommends compensation levels of senior management, awards options and other stock-based compensation, works with senior management on benefit and compensation programs for Federated employees and monitors local and national compensation trends to ensure Federated’s compensation program is competitive within the mutual fund industry.  In 2002, the Committee met twice.

Report of Compensation Committee on Executive Compensation

          In 2002, the Sub-Committee (i) established the 2002 salaries and the 2001 bonuses for the Chief Executive Officer and the other Named Executive Officers (as defined under the section titled “Executive Compensation”); (ii) established the Plan Pool, the percentage of such Pool allocable to the Chief Executive Officer and the other Named Executive Officers for 2002 and the Performance Measures to be attained to be eligible for a bonus award; (iii) reviewed the Annual Executive Incentive Plan and recommended its approval to the Board of Directors; and (iv) awarded options to certain Executive Officers.

          In January 2003, the Sub-Committee (i) certified the attainment of the Performance Thresholds for 2002; (ii) established the Bonus Pool for 2002; (iii) made awards to the Chief Executive Officer and the other Named Executive Officers from the Bonus Pool; (iv) established the salaries for the Chief Executive Officer and the other Named Executive Officers for 2003; (v) established the Plan Pool, the percentage of such Pool allocable to the Chief Executive Officer and the other Named Executive Officers for 2003 and the Performance Measures to be attained to be eligible for a bonus award; and (vi) awarded Restricted Stock to a Named Executive Officer.

          Federated’s compensation program for executive officers (including the Chief Executive Officer) consists primarily of salary and annual incentive bonuses based upon the individual’s and Federated’s performance.  Compensation is determined by the Sub-Committee with bonus awards for 2002 made pursuant to the Annual Incentive Plan (the “Annual Incentive Plan”) and the Stock Incentive Plan as amended (the “Stock Incentive Plan”), which were approved by shareholders at the April 2002 Annual Meeting. Consistent with compensation practices generally applied in the investment management business, base salaries are intended to form a competitive percentage of total cash compensation with a significant portion of compensation intended to be derived from payments made under the Annual Incentive Plan and the Stock Incentive Plan, provided that the performance goals are met.  The performance measure which must be achieved for awards to be made under the Annual Incentive Plan is the attainment of operating profits. As a general matter, the size of the pool available for such awards under the Annual Incentive Plan is 7.5% of operating profits, which is defined as annual total revenues less distributions to minority interests and less total expenses (excluding amortization of intangibles, impairment losses and debt expenses).

          In determining the appropriate level of compensation, the Sub-Committee acknowledges that the investment management business is highly competitive and that experienced professionals have significant career mobility.  Its members believe that the ability to attract, retain, and provide appropriate incentives for highly qualified and experienced personnel is critical to maintain Federated’s competitive position and thereby provide for the future success of Federated.  The Sub-Committee believes that competitive levels of cash compensation, together with equity and other incentive programs that are consistent with stockholder interests, are necessary for the motivation and retention of Federated’s professional personnel.  Federated’s compensation programs are keyed to achievement, as determined by the Sub-Committee, of short and long-term performance goals.

          The Sub-Committee believes that the opportunity to earn incentive compensation motivates employees and ties their success to that of Federated.  The payment of incentive compensation in the form of stock of Federated further aligns the interests of the management of Federated with those of its stockholders and encourages them to focus on the long range growth and development of Federated.  In 2002, options on Class B Common Stock of Federated were awarded to certain Executive Officers in lieu of  a portion of their 2001 cash bonus, in addition to option awards made as part of the regular compensation program. All options were awarded at an exercise price equal to the market price on the day the options were granted.

          In determining the awards for 2002 the Committee considered a variety of factors, including Federated’s revenues, earnings and earnings per share for the year.  The Committee considered the performance of Federated’s stock as compared to the indices set forth in the performance graph included in this Information Statement and investment performance and financial performance on a comparative basis with other public companies in the investment management business. Marketing and sales effectiveness and product performance were also reviewed.  The Committee took into consideration Federated’s historical compensation policies as well as industry compensation trends.  In its review of compensation, and, in particular, in determining the amount and form of actual awards for the Chief Executive Officer and the other executive officers, the Committee considered amounts paid to executive officers in prior years as salary, bonus and other compensation, Federated’s overall performance during the prior periods, and its future objectives and challenges. Although the Committee considered a number of different individual and corporate performance factors, no specific weighting was given to any such factor.

          The Committee has determined that Mr. J. Christopher Donahue will participate in the Annual Incentive Plan. Bonuses paid to Mr. J. Christopher Donahue depend upon both his performance and that of Federated.

          The Committee’s goal is to maintain compensation programs which are competitive within the investment management business. The Committee believes that 2002 compensation levels disclosed in this Information Statement are reasonable and appropriate in light of Federated’s consistently strong performance.

          Executive officers also participate in a combined 401(k)/Profit Sharing Plan and are entitled to receive medical, life and disability insurance coverage and other corporate benefits available to most employees of Federated.

Respectfully Submitted:
Compensation Committee
          Michael J. Farrell, Chairman
          James L. Murdy
          J. Christopher Donahue (non-voting)

Compensation of Directors

          Members of the Board who are also employees of Federated do not receive cash compensation for their services as directors. Members of the Board who are not employees receive (i) $25,000 per year, payable in quarterly installments, (ii) options to purchase 7,500 shares of Class B Common Stock upon initial election to the Board, which are subject to a three-year vesting schedule, (iii) 2,250 options to purchase shares of Class B Common Stock annually, which vest immediately upon grant, and (iv) $1,000 annually as compensation for Committee Chairmanship. According to Federated’s Stock Incentive Plan, all of the vested options granted to outside directors are immediately exercisable and may be exercised for a period of ten years from the date of the grant, provided that, in the event of the death or disability of the outside director, the options may only be exercised within twelve months after the death or disability and, in the event that the outside director’s service to Federated is terminated for any reason other than retirement, death or disability, the options may only be exercised for a period of thirty days after the date of such termination of services.

EXECUTIVE COMPENSATION

Summary Compensation Table

          The following table sets forth compensation information for the years ended December 31, 2002, December 31, 2001 and December 31, 2000 for Federated’s Chief Executive Officer and for the four other most highly compensated executive officers of Federated (the “Named Executive Officers”).

	ANNUAL COMPENSATION				LONG TERM COMPENSATION AWARDS

Name and Principal Position(s)	Year	Salary ($)	Bonus ($)(1)	Other Annual Compensation ($) (2)	Restricted Stock Awards ($)	Securities Underlying Options/SARs (#) (3)	All Other Compensation ($) (4)

John F. Donahue	2002	900,000	1,800,000	54,636	—	—	12,501
Chairman	2001	1,700,000	1,800,000	85,366	—	—	11,171
	2000	1,700,000	1,000,000	90,746	—	—	10,502
J. Christopher Donahue	2002	920,000	923,163	66,421	—	56,721	24,287
President and	2001	920,000	618,191	86,036	—	36,740	23,484
Chief Executive Officer	2000	900,000	586,090	51,055	—	531,500	35,096
Keith M. Schappert	2002	638,960	1,402,097	123,282	—	118,021	10,054
President and/or	2001	—	—	—	—	—	—
Chief Executive Officer of	2000	—	—	—	—	—	—
Federated Advisory Companies
John B. Fisher	2002	420,000	1,006,585	—	—	28,360	9,884
President of	2001	420,000	690,306	—	—	15,780	8,684
Institutional Sales Division of	2000	400,000	475,958	—	—	259,440	8,242
Federated Securities Corp. and
Federated Investment Counseling
Arthur L. Cherry	2002	700,000	905,000	—	—	—	9,912
President,	2001	700,000	518,102	—	—	30,820	8,712
Federated Services Company	2000	680,000	539,203	—	—	528,980	8,312

(1)     The amounts set forth in this column do not include amounts which were earned by the Named Executive Officers in 2000 and 2001 but which the Named Executive Officers chose to forego pursuant to a program under which such Named Executive Officers elected to acquire options to purchase shares of Class B Common Stock in lieu of cash compensation. In addition, the amounts set forth in this column for 2002 do not include the value of options awarded in December 2002, which reduced the amount of cash bonus earned by the Named Executive Officers in 2002. These options were awarded to the Named Executive Officers as a portion of or in lieu of their respective performance bonuses in January 2001 and 2002 and in December 2002, respectively. Based on the fair market value of the options to purchase Class B Common Stock, determined by using the Black-Scholes valuation methodology,  Messrs. J. Christopher Donahue, Cherry, and Fisher, elected to forego $413,910, $380,797, and $124,042, respectively in 2000; and $371,809, $311,898 and $159,694, respectively in 2001. In addition, the fair market value of the options to purchase Class B Common Stock, awarded to Messrs. J. Christopher Donahue, Schappert and Fisher in December 2002, as determined by using the Black-Scholes valuation methodology, was $386,837, $122,903, and $193,415, respectively.

(2)     For 2002 includes $23,634 attributable to Mr. John F. Donahue, and $32,236 attributable to Mr. J. Christopher Donahue for medical insurance premiums. Also includes $109,391 attributable to Mr. Schappert for relocation expense reimbursement. For 2001, includes $21,650 attributable to Mr. J. Christopher Donahue for use of the corporate jet. Also includes $29,524 attributable to Mr. John F. Donahue, and $40,295 attributable to Mr. J. Christopher Donahue for medical insurance premiums paid. For 2000, includes $39,525 attributable to Mr. John F. Donahue for use of the corporate jet. Also includes $25,452 attributable to Mr. J. Christopher Donahue for medical insurance premiums paid.

(3)     Securities reported in this column for 2002 consist of shares of Class B Common Stock subject to options acquired in December 2002 by the Named Executive Officers. All such options are currently exercisable. Securities reported in this column for Mr. Schappert also include 100,000 options issued in February 2002; these options were not exercisable as of the fiscal year end.

Securities reported in this column for 2001 consist of shares of Class B Common Stock subject to options acquired in January 2002 by the Named Executive Officers in lieu of a portion of their respective 2001 earned cash bonus awards. All such options are currently exercisable.

Securities reported in this column for 2000 consist of shares of Class B Common Stock subject to options acquired in January 2001, by the Named Executive Officers in lieu of a portion of their respective 2000 earned cash bonus awards, in the following amounts:  Mr. J. Christopher Donahue, 31,500 shares; Mr. Cherry, 28,980 shares; and Mr. Fisher, 9,440 shares. All such options are currently exercisable.  Securities reported in this column for 2000 also consist of shares of Class B Common Stock subject to options acquired in July 2000 (the “July 2000 options”), in the following amounts:  Mr. J. Christopher Donahue, 500,000 shares; Mr. Cherry, 500,000 shares; and Mr. Fisher, 250,000 shares.  None of the July 2000 options were exercisable as of the fiscal year end.

(4)     Includes matching contributions under Federated’s 401(k) Plan of $8,000 in 2002, for each of Mr. John F. Donahue, Mr. J. Christopher Donahue, Mr. Cherry, Mr. Fisher and Mr. Schappert, and matching contributions of $6,800 in 2001, and $6,400 in 2000 for each of Mr. John F. Donahue, Mr. J. Christopher Donahue, Mr. Cherry, and Mr. Fisher.  Also included is the present value of the economic benefit to the executive of the corporate premiums paid to purchase split dollar life insurance contracts in 2002, 2001, and 2000  of $7,877, $8,535, and $21,084,  respectively for Mr. J. Christopher Donahue. In addition, Federated paid premiums for life, accidental death, and long term disability insurance in 2002, 2001, and 2000 of $4,501, $4,371, and $4,102, respectively for Mr. John F. Donahue; $8,410, $8,149, and $7,612, respectively for Mr. J. Christopher Donahue; $1,912, $1,912, and $1,912, respectively for Mr. Cherry; and $1,884, $1,884, and $1,842 , respectively for Mr. Fisher. Federated paid premiums for life, accidental death, and long term disability insurance in 2002 for Mr. Schappert of $2,054.

Option Grants in Last Year

          The table below sets forth information with respect to stock options granted to the Named Executive Officers in 2002. The options listed below are included in the Summary Compensation Table.

Name	Number of Securities Underlying Options Granted (1)(2)	% of Total Options Granted to Employees in Year	Exercise Price ($/Sh)	Expiration Date	Grant Date Present Value ($)(3)

J. Christopher Donahue	56,721	7.5	25.35	12/18/2012	386,837
John B. Fisher	28,360	3.8	25.35	12/18/2012	193,415
Keith M. Schappert	100,000	13.3	32.70	12/31/2012	1,115,000
	18,021	2.4	25.35	12/18/2012	122,903

(1)

Securities reported in this column for Mr. Donahue and Mr. Fisher include shares of Class B Common Stock subject to options acquired in December 2002, which are all currently exercisable. Securities reported in this column for Mr. Schappert  indicate shares of Class B Common Stock subject to options acquired in February 2002 (100,000) and December 2002 (18,021), respectively. The December 2002 options are currently exercisable. The February 2002 options if vested due to performance are exercisable December 31, 2006; if vested due to time, are exercisable December 31, 2011.

(2)

Securities reported in this column do not reflect shares of Class B Common Stock subject to options acquired in January 2002, by the Named Executive Officers in lieu of a portion of their respective 2001 earned cash bonus awards, which are currently exercisable, in the following amounts: Mr. Donahue, 36,740 shares; and Mr. Fisher, 15,780 shares.

(3)

The Grant Date Present Value for the options acquired by the Named Executives was calculated using the Black-Scholes option pricing model.  The Black-Scholes value for all December 2002 options was calculated using the following assumptions; an expected volatility of 27%, a risk-free rate of return of 3.20%, a dividend yield of 0.90% and an expected time to exercise of five years.  The Black-Sholes value for Mr. Schappert’s February 2002 options was calculated using the following assumptions; an expected volatility of 30%; a risk-free rate of return of 4.53%; a dividend yield of 0.56% and an expected time to exercise of 5.4 years.

Aggregated Option/SAR Exercises and Fiscal Year-End Option/SAR Values

          The table below sets forth information with respect to stock options held by the Named Executive Officers in 2002.

			Number of Securities Underlying Unexercised Options/SARs at FY- End (#)	Value of Unexercised In-the-Money Options/SARs at FY-End ($)(1)

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Exercisable/ Unexercisable	Exercisable/ Unexercisable

J. Christopher Donahue	—	—	218,861/500,000	1,210,491/49,500
Arthur L. Cherry	—	—	580,000/590,000	9,528,813/1,972,800
John B. Fisher	—	—	98,880/250,000	585,179/24,750
Keith M. Schappert	—	—	18,021/100,000	360/0

(1)     The “value of unexercised in-the-money options” is calculated by subtracting the exercise price from $25.37, which was the closing sales price of a share of Class B Common Stock on the New York Stock Exchange on December 31, 2002.

Employment Agreements

          Federated has entered into employment contracts with the following Named Executive Officers:

          Arthur L. Cherry.  Pursuant to a January 16, 1997 agreement, Federated is obligated to provide Mr. Cherry with (i) a base salary, (ii) an opportunity to earn a bonus and (iii) certain other benefits, including health and severance pay benefits, among others. Mr. Cherry agrees not to compete with Federated for a period of six months following the termination of his employment by Federated, unless such termination occurs more than three years following the sale of 51% or greater of Federated’s Class A Common Stock to a non-family member of the current holders of the Class A Common Stock.  Furthermore, Mr. Cherry agrees not to solicit employees of Federated for any other organization or to employ any employee of Federated for a period of three years following the termination of his employment with Federated.

          Keith M. Schappert.  Pursuant to a May 13, 2002 agreement, Federated is obligated to provide Mr. Schappert with (i) a base salary for 2002 and 2003; (ii) an opportunity to earn a bonus through participation in Federated’s Annual Incentive Plan; (iii) 100,000 options on Class B Common Stock; (iv) certain other benefits including health insurance in accordance with existing benefit plans and (v) severance. Under the severance provision, if Mr. Schappert is terminated prior to July 31, 2003, he would receive severance in the amount of $1.4 million. If terminated after July 31, 2003, he would receive severance in the amount of $700,000. If six months prior to or within two years following the sale of 51% or greater of Federated’s Class A Common Stock to a non-family member of the current holders of the Class A Common Stock, Mr. Schappert’s level of executive position is materially reduced or his responsibilities meaningfully diminished, he will be eligible for severance in the amount of $1.4 million.

          Mr. Schappert agrees not to compete with Federated or solicit clients of Federated for a six month period following termination or to solicit or hire employees of Federated for a period of five years following termination.

        Comparative Stock Performance

          The following performance graph compares the total stockholder return of an investment in Federated’s Class B Common Stock to that of the Russell 1000 ® Index and to a Peer Group Index of publicly-traded asset management firms for the period commencing with May 13, 1998, the date on which the Class B Common Stock was first registered under Section 12 of the Exchange Act and ending on December 31, 2002.  The graph assumes that the value of the investment in Federated’s Class B Common Stock and each index was $100 on May 13, 1998.  Total return includes reinvestment of all dividends.  The Russell 1000 ® Index measures the performance of the 1,000 largest U.S. companies based on total market capitalization.  Federated is included in this index.  Peer Group returns are weighted by the market capitalization of each firm at the beginning of each measurement period.  The historical information set forth below is not necessarily indicative of future performance. Federated does not make or endorse any predictions as to future stock performance.

	5/13/98	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02

Federated	100	95.78	107.00	234.51	258.26	207.01
Russell 1000 ®	100	110.40	133.48	123.09	107.76	84.43
Peer Group*,	100	73.93	81.37	108.24	102.62	87.69

*          The following companies are included in the Peer Group:

Affiliated Managers Group, Inc.	Nuveen Investments, Inc.
Eaton Vance Corp.	T. Rowe Price Group, Inc.
Franklin Resources, Inc.	Waddell & Reed Financial, Inc.

Certain Relationships and Related Transactions

          During 2002, no director of Federated served as an executive officer of or beneficially owned of record in excess of a 10% equity interest in (i) any business or professional entity which made during 2002 or proposes to make during the current year, payments to Federated for property or services in excess of five percent of Federated’s consolidated gross revenues for 2002 or in excess of five percent of the other entity’s consolidated gross revenues for the last year, (ii) any business or professional entity to which Federated made during 2002 or proposes to make during the current year payments for property or services in excess of five percent of Federated’s consolidated gross revenues for 2002 or in excess of the other entity’s consolidated gross revenues for its last year, or (iii) any business or professional entity to which Federated was indebted to at the end of 2002 in an aggregate amount in excess of five percent of Federated’s total consolidated assets at the end of 2002.

          None of the current directors of Federated was, during 2002: a partner or executive officer of any investment banking firm that performed services for Federated during 2002 or that Federated proposes to have perform services for Federated during the current year. In 2002, Mr. Edward G. O’Connor served as special counsel to the litigation department of Eckert Seamans.  Federated retained Eckert Seamans in 2002 to provide Federated with limited legal services relating almost exclusively to intellectual property matters.  Federated is not aware of any other relationships between any of the directors nominated for election to the Board at the Annual Meeting that are similar in nature and scope to those relationships discussed above.

SECURITY OWNERSHIP

Class A Common Stock

          The following table sets forth certain information regarding beneficial ownership of Federated’s Class A Common Stock by each person who is known by Federated to own beneficially more than 5% of the outstanding shares of Class A Common Stock as of February 28, 2003.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class

Voting Shares Irrevocable Trust dated May 31, 1989	9,000	100.0%
c/o The Beechwood Company
Suite 850
1001 Liberty Avenue
Pittsburgh, Pennsylvania 15222-3716

          All of the outstanding shares of Class A Common Stock are held by the Voting Trust, the trustees of which are John F. Donahue, his wife, and his son, J. Christopher Donahue, for the benefit of members of the family of John F. Donahue.  Under the terms of the Voting Trust, the trustees are authorized to vote shares held by the Voting Trust and the trustees additionally may sell, transfer or otherwise dispose of shares owned by the Voting Trust.  The entire voting power of Federated is vested in the holder of the outstanding shares of Class A Common Stock, except as otherwise provided in the Restated Articles of Incorporation of Federated or as required by applicable law.

Class B Common Stock

          The following table sets forth certain information regarding beneficial ownership of Federated’s Class B Common Stock as of February 28, 2003 by (i) each of the current Directors of Federated, (ii) Named Executive Officers of Federated, and (iii) all Executive Officers and current Directors of Federated as a group.

Name	Shares Beneficially Owned (1)(2)	Percent of Class

John F. Donahue (3)	10,269,864	9.3%
J. Christopher Donahue (4)	7,759,823	7.0%
John W. McGonigle (5)	5,114,998	4.6%
Thomas R. Donahue (6)	2,644,376	2.4%
Arthur L. Cherry (7)	1,366,926	1.0%
James F. Getz (8)	1,064,011	*
John B. Fisher (9)	316,380	*
Eugene F. Maloney (10)	191,075	*
Keith M. Schappert (12)	58,021	*
Michael J. Farrell (11)	46,500	*
James L. Murdy (13)	12,850	*
Edward G. O’Connor (14)	5,851	*
All Executive Officers and current Directors as a Group (13 persons)	28,865,463	26.05%

*	Less than 1%.

(1)	Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Unless stated below, each such person has sole voting and investment power with respect to all such shares.

(2)	Does not include 501,578 shares of Class B Common Stock allocated to the accounts of directors and executive officers who are participants in the 401(k)/ Profit Sharing Plan.

(3)

Includes 5,601,750 shares owned by The Beechwood Company, a limited partnership of which AWOL, Inc. is the general partner; Mr. John F. Donahue is a shareholder of AWOL, Inc. (Mr. Donahue disclaims beneficial ownership of approximately 2,800,875 shares owned by The Beechwood Company); 3,738,438 shares owned by Comax Partners Limited Partnership, a limited partnership of which Comax, Inc. is general partner; Mr. Donahue is the sole shareholder of Comax, Inc. (Mr. Donahue disclaims beneficial ownership of substantially all of the 3,738,438 shares owned by Comax Partners Limited Partnership);  288,573 shares owned by Shamrock Properties, Inc., a corporation of which Mr. Donahue is the sole shareholder;  338,000 shares owned by Richmond Farms Realty Trust,  a Pennsylvania business trust, of which Mr. Donahue is a shareholder (Mr. Donahue disclaims beneficial ownership of substantially all of the 338,000 shares owned by Richmond Farms Realty Trust); 272,292 shares owned by Bay Road Partners, a Pennsylvania limited partnership, of which AWOL, Inc. is the general partner; 20,810 shares owned by Oyster Bay Properties, Inc.; Mr. John F. Donahue is a shareholder of Oyster Bay Properties, Inc.; and 10,000 shares owned by AWOL, Inc.; Mr. John F. Donahue is a shareholder of AWOL, Inc.

(4)

Includes 4,185,647 shares owned jointly with Mrs. J. Christopher Donahue; 331,011 shares owned by J. Christopher Donahue Revocable Trust; 29,642 shares owned by Mrs. J. Christopher Donahue; 1,269,486 shares for which Mr. J. Christopher Donahue has the power to sell, transfer or otherwise dispose under powers of attorney (Mr. Donahue disclaims beneficial ownership of all of the 1,269,486 shares for which he has powers of attorney); 272,120 shares for which Mr. J. Christopher Donahue is a custodian of shares under the Uniform Transfer for Minors Act (Mr. J. Christopher Donahue disclaims beneficial ownership of all of the 272,120 shares for which he acts as custodian); 1,269,486 shares owned by Mr. J Christopher Donahue’s children; 5,075 shares owned by Tiger Investment Management LLC, Mr. J. Christopher Donahue is a limited partner of Tiger Investment Management LLC; and 218,861 stock options which are currently exercisable.

(5)

Includes 5,048,784 shares owned by Fairview Partners, L.P. a limited partnership of which 713 Investment Corporation is the sole general partner; Mr. McGonigle is a shareholder of 713 Investment Corporation; includes 46,760 currently exercisable stock options held by 713 Investment Company, L.P., a limited partnership of which 713 Investment Corporation is the sole general partner; includes 19,454 currently exercisable stock options held in a trust for the benefit of certain descendants.

(6)

Includes 1,011,758 shares of which Mr. Thomas R. Donahue is a custodian of shares under the Uniform Trust for Minors Act (Mr. Thomas R. Donahue disclaims beneficial ownership of all of the 1,011,758 shares for which he acts as custodian); 203,869 shares owned jointly by Mr. and Mrs. Thomas R. Donahue; 1,429 shares owned by Mrs. Thomas R. Donahue, 865,550 shares owned by Maxfund Partners, L.P., a limited partnership, of which Maxfund, Inc. is the general partner; Mr. T. Donahue is a shareholder of Maxfund, Inc.; and includes 164,681 stock options which are currently exercisable.

(7)

Includes 74,048 shares owned by or on behalf of Mr. Cherry’s children; includes 693,243 shares owned jointly by Mr. and Mrs. Cherry; includes 19,635 shares owned by Mrs. Cherry; and includes 580,000 stock options which are currently exercisable.

(8)	Includes 223,001 stock options which are currently exercisable. Includes 68,966 shares owned by Getz Enterprises. Mr. Getz is a general partner of Getz Enterprises.

(9)	Includes 67,500 shares held by Rosewood Limited Partnership, a limited partnership of which Mr. Fisher is a general partner; and includes 98,880 stock options which are currently exercisable.

(10)	Includes 36,000 shares owned by Mrs. Maloney, and 15,800 stock options which are currently exercisable.

(11)	Includes 16,500 stock options which are currently exercisable.

(12)	Includes 18,021 stock options which are currently exercisable.

(13)	Includes 4,500 stock options which are currently exercisable.

(14)	Includes 3,250 stock options which are currently exercisable.

Section 16(a) Beneficial Ownership Reporting Compliance

          Under the securities laws of the United States, Federated’s directors, its executive officers and any persons beneficially owning more than ten percent of Federated’s Class A Common Stock and Class B Common Stock are required to report their ownership of Federated’s Class A and Class B Common Stock and any changes in that ownership to the Commission and to the New York Stock Exchange.  Specific due dates for these reports have been established and Federated is required to report in this Information Statement any failure to file by these dates.  All of these filing requirements were satisfied, except that Mr. J. Christopher Donahue reported late an increase in his pecuniary interest in shares of Federated’s Class B Common Stock held by Tiger Investment Management LLC, a limited liability company whose holdings are attributed to Mr. Donahue.  Due to a restructuring of Tiger Investment Management LLC, Mr. Donahue’s indirect beneficial ownership increased by 4,973 shares. In making these statements, Federated has relied on copies of the reports that its officers, directors and beneficial owners of more than ten percent of Federated’s Class A or Class B Common Stock have filed with the Commission.

INDEPENDENT AUDITORS

          Ernst & Young LLP served as the independent auditors for 2002 and continues to serve as independent auditors for Federated.  Representatives of Ernst & Young will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

          The following fees were paid to the independent auditors for the audit of Federated’s financial statements for the fiscal year ended December 31, 2002, the review of the financial statements in Federated’s Forms 10Q for the fiscal year 2002 and other services rendered to Federated:

Audit Fees:  $425,500

Financial Information Systems Design and Implementation Fees:  $0

All Other Fees:

Audit Related:	$100,520 for audit-related professional services including accounting and tax consultations relating to acquisitions and other transactions.

Other Services:	$169,346 for other services including professional and tax consulting services relating to various tax matters and advisory services relating to compensation plans.

           SHAREHOLDER PROPOSALS FOR 2004 ANNUAL MEETING

          Rule 14a-8 of the Exchange Act contains the procedures for including certain shareholder proposals in Federated’s Information Statement and related materials.  Shareholders entitled to vote may submit a shareholder proposal pursuant to Rule 14a-8 for the year 2004 Annual Meeting of Shareholders of Federated prior to December 1, 2003.  Except under certain limited circumstances, the holders of Class B Common Stock are not entitled to vote their shares.  Any shareholder proposals should be addressed to the Secretary of Federated, Federated Investors Tower, Pittsburgh, Pennsylvania 15222-3779.

Federated Investors, Inc.
Federated Investors Tower
1001 Liberty Avenue
Pittsburgh, PA 15222-3779
1-800-341-7400
www.federatedinvestors.com

(3/03)

                                   Federated is a registered mark of Federated Investors, Inc.  2003 ©Federated Investors, Inc.